                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                SCHEDULE 13D/A-3

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)


                           SEABULK INTERNATIONAL INC.
                         ------------------------------
                                (Name of issuer)


                     Common Stock, $.01 Par Value Per Share
                     --------------------------------------
                         (Title of class of securities)


                                    81169P101
                            ------------------------
                                 (CUSIP number)


                              Arthur H. Amron, Esq.
                               Wexford Capital LLC
                             411 West Putnam Avenue
                               Greenwich, CT 06830
                                 (203) 862-7012
              ----------------------------------------------------
           (Name, address and telephone number of person authorized to receive notices and communications)

                                  March 8, 2004
                       ----------------------------------
             (Date of event which requires filing of this statement)




If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.

                                                             Page 1 of 11 Pages

CUSIP No. 81169P101

-------------------------------------------------------------------------------------------------------------------
1.       Names of Reporting Persons.                                                 Wexford Spectrum Investors LLC
         I.R.S. Identification Nos. of Above Persons (entities only)
         (Intentionally Omitted)


-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [ ]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                      OO


-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                              Delaware


-------------------------------------------------------------------------------------------------------------------
         Number of Shares  7.       Sole Voting Power                                                             0
         Beneficially
         Owned by Each              -------------------------------------------------------------------------------
         Reporting                  8.      Shared Voting Power (see Item 5 below)                                0
         Person With
                           ----------------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power                                                0

                                    -------------------------------------------------------------------------------
                                    10.     Shared Dispositive Power (see Item 5 below)                           0

-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                                                           0

-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                                       0

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             CO

-------------------------------------------------------------------------------------------------------------------

                                                             Page 2 of 11 Pages

CUSIP No. 81169P101

-------------------------------------------------------------------------------------------------------------------
1.       Names of Reporting Persons.                                                        Valentis Investors, LLC
         I.R.S. Identification Nos. of Above Persons (entities only)
         (Intentionally Omitted)


-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [ ]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                      OO


-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                              Delaware

-------------------------------------------------------------------------------------------------------------------
         Number of Shares  7.       Sole Voting Power                                                             0
         Beneficially
         Owned by Each              -------------------------------------------------------------------------------
         Reporting                  8.      Shared Voting Power (see Item 5 below)                                0
         Person With
                           ----------------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power                                                0

                                    -------------------------------------------------------------------------------
                                    10.     Shared Dispositive Power (see Item 5 below)                           0

-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                                                           0

-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                                       0

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             CO

-------------------------------------------------------------------------------------------------------------------

                                                             Page 3 of 11 Pages

CUSIP No. 81169P101

-------------------------------------------------------------------------------------------------------------------
1.       Names of Reporting Persons.                                                                   Solitair LLC
         I.R.S. Identification Nos. of Above Persons (entities only)
         (Intentionally Omitted)

-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [ ]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                      OO

-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                              Delaware

-------------------------------------------------------------------------------------------------------------------
         Number of Shares  7.       Sole Voting Power
         Beneficially                                                                                             0
         Owned by Each              -------------------------------------------------------------------------------
         Reporting                  8.      Shared Voting Power (see Item 5 below)
         Person With                                                                                              0
                           ----------------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power
                                                                                                                  0
                                    -------------------------------------------------------------------------------
                                    10.     Shared Dispositive Power (see Item 5 below)
                                                                                                                  0
-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person

                                                                                                                  0
-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                                       0

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             CO

-------------------------------------------------------------------------------------------------------------------

                                                             Page 4 of 11 Pages

CUSIP No. 81169P101

-------------------------------------------------------------------------------------------------------------------
1.       Names of Reporting Persons.                                                           Taurus Investors LLC
         I.R.S. Identification Nos. of Above Persons (entities only)
         (Intentionally Omitted)

-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [ ]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                      OO

-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                              Delaware

-------------------------------------------------------------------------------------------------------------------
         Number of Shares  7.       Sole Voting Power
         Beneficially                                                                                             0
         Owned by Each              -------------------------------------------------------------------------------
         Reporting                  8.      Shared Voting Power (see Item 5 below)
         Person With                                                                                              0
                           ----------------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power
                                                                                                                  0
                                    -------------------------------------------------------------------------------
                                    10.     Shared Dispositive Power (see Item 5 below)
                                                                                                                  0
-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person

                                                                                                                  0
-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                                       0

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             CO

-------------------------------------------------------------------------------------------------------------------

                                                             Page 5 of 11 Pages

CUSIP No. 81169P101

-------------------------------------------------------------------------------------------------------------------
1.       Names of Reporting Persons.                                                            Charles E. Davidson
         I.R.S. Identification Nos. of Above Persons (entities only)
         (Intentionally Omitted)

-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [ ]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                      OO

-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                         United States

-------------------------------------------------------------------------------------------------------------------
         Number of Shares  7.       Sole Voting Power                                                             0
         Beneficially
         Owned by Each              -------------------------------------------------------------------------------
         Reporting                  8.      Shared Voting Power (see Item 5 below)                                0
         Person With
                           ----------------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power                                                0

                                    -------------------------------------------------------------------------------
                                    10.     Shared Dispositive Power (see Item 5 below)                           0
-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                                                           0

-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                                       0

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             IN

-------------------------------------------------------------------------------------------------------------------

                                                             Page 6 of 11 Pages

CUSIP No. 81169P101

-------------------------------------------------------------------------------------------------------------------
1.       Names of Reporting Persons.                                                               Joseph M. Jacobs
         I.R.S. Identification Nos. of Above Persons (entities only)
         (Intentionally Omitted)


-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [ ]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                      OO

-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                         United States

-------------------------------------------------------------------------------------------------------------------
         Number of Shares  7.       Sole Voting Power                                                             0
         Beneficially
         Owned by Each              -------------------------------------------------------------------------------
         Reporting                  8.      Shared Voting Power (see Item 5 below)                                0
         Person With
                           ----------------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power                                                0

                                    -------------------------------------------------------------------------------
                                    10.     Shared Dispositive Power (see Item 5 below)                           0

-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                                                           0

-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                                       0

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             IN

-------------------------------------------------------------------------------------------------------------------

                                                             Page 7 of 11 Pages

CUSIP No. 81169P101

-------------------------------------------------------------------------------------------------------------------
1.       Names of Reporting Persons.                                                            Wexford Capital LLC
         I.R.S. Identification Nos. of Above Persons (entities only)
         (Intentionally Omitted)

-------------------------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                                   (a) [ ]
         (See Instructions)                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------
3.       SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                                                      OO

-------------------------------------------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                                                               [  ]

-------------------------------------------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                                                           Connecticut

-------------------------------------------------------------------------------------------------------------------
         Number of Shares  7.       Sole Voting Power                                                             0
         Beneficially
         Owned by Each              -------------------------------------------------------------------------------
         Person With                8.      Shared Voting Power (see Item 5 below)                                0

                           ----------------------------------------------------------------------------------------
                                    9.      Sole Dispositive Power                                                0

                                    -------------------------------------------------------------------------------
                                    10.     Shared Dispositive Power (see Item 5 below)                           0

-------------------------------------------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                                                           0

-------------------------------------------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                                                      [ ]

-------------------------------------------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)                                                       0

-------------------------------------------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                                                             CO

-------------------------------------------------------------------------------------------------------------------

                                                             Page 8 of 11 Pages

         This Amendment No. 3 to Schedule 13D modifies and supplements the
Schedule 13D initially filed on April 22, 2002, as amended by Amendment No. 1 to
Schedule 13D filed on June 21, 2002 and Amendment No. 2 to Schedule 13D filed on February 5, 2004 (as amended, the "Statement") with respect to the common stock, $0.01 par value per share (the "Common Stock"), of Seabulk International Inc. (the "Company"). Except to the extent supplemented by the information contained in this Amendment No. 3, the Statement remains in full force and effect. Capitalized terms used herein without definition have the respective meanings ascribed to them in the Statement.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         On March 8, 2004, the Reporting Persons disposed of an aggregate of 1,231,801 shares of Common Stock at a price of $9.75 per share. As a result of the foregoing, the Reporting Persons no longer own beneficially, or of record, any shares of Common Stock.


                                                             Page 9 of 11 Pages

         Except as set forth above and in Amendment No. 2, the Reporting Persons have not effected any transactions in the Common Stock during the 60 days preceding the date of this Amendment No. 3 to Schedule 13D.

                                    * * * * *


                                                            Page 10 of 11 Pages

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  March 10, 2004

                                 WEXFORD SPECTRUM INVESTORS LLC

                                 By:      /s/ Arthur H. Amron
                                          ------------------------
                                 Name:    Arthur H. Amron
                                 Title:   Vice President


                                 VALENTIS INVESTORS, LLC

                                 By:      /s/ Arthur H. Amron
                                          ------------------------
                                 Name:    Arthur H. Amron
                                 Title:   Vice President


                                 TAURUS INVESTORS LLC

                                 By:      /s/ Arthur H. Amron
                                          ------------------------
                                 Name:    Arthur H. Amron
                                 Title:   Vice President


                                 SOLITAIR LLC

                                 By:      /s/ Arthur H. Amron
                                          ------------------------
                                 Name:    Arthur H. Amron
                                 Title:   Vice President

                                 WEXFORD CAPITAL LLC

                                 By:      /s/ Arthur H. Amron
                                          ------------------------
                                 Name:    Arthur H. Amron
                                 Title:   Principal and Secretary


                                  /s/ Charles E. Davidson
                                  -----------------------
                                  CHARLES E. DAVIDSON


                                  /s/ Joseph M. Jacobs
                                  --------------------
                                  JOSEPH M. JACOBS


                                                            Page 11 of 11 Pages